Exhibit 99.2

          SCRIPT FOR JULY SALES COMMENTS -- THURSDAY, AUGUST 4TH, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the July reporting period for fiscal year 2005, the four weeks ended July 30th, 2005.

Payless ShoeSource reported that corporate same-store sales decreased 2.4 percent during July of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in July were $177.9 million dollars, a 3.5 percent decrease from total sales of $184.4 million in July 2004. Sales are from continuing operations in both periods.

The company's July sales performance was disappointing, reflecting softer than expected early back-to-school sales. Also, in the second quarter, the company expects to incur approximately $8 million of pre-tax charges associated with the management transition, including previously-disclosed charges of approximately $7 million related to the former Chief Executive Officer's employment agreement.

Our weaker categories included men's shoes, sandals, boots and accessories. Strong performers for the month were women's dress and casual shoes, women's athletic shoes, and girl's dress and casual shoes.

By region, our business was strongest in the West, followed by the South, the Northeast and the Northcentral. The company did not benefit from the abnormally hot weather in the Northcentral and Northeastern regions. Sandal inventory in these regions was lean, and the hot weather may have affected early back-to-school and early boot sales.

Matthew E. Rubel, Chief Executive Officer and President, said, "We do not believe that July results are indicative of our longer term opportunities. In the two weeks since joining Payless, I have become even more confident that we can build on our unique and powerful platform as the largest specialty family footwear retailer in the Western hemisphere, by leveraging our outstanding strengths in sourcing and distribution. We remain committed to our goal of achieving low single-digit positive same-store sales growth through more consistent execution of our merchandise authority strategy.

We will focus on building stronger emotional connections with the consumer through enticing product, powerful brand communications and compelling point of sale."

At the end of June, we were operating 4,625 total stores, including 147 stores in the Central American region, 31 stores in South America and 310 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and the form 10-Q for the period ending April 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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